PROSPECTUS and	PRICING SUPPLEMENT NO. 23
PROSPECTUS SUPPLEMENT, each	Dated October 9, 2012
Dated April 21, 2011	Registration Statement No. 333-173672
Filed Pursuant to Rule 424(b)(2)

U.S. $6,450,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES E

Due from 9 Months to 30 Years from Date of Issue

$500,000,000 1.700% Senior Notes Due January 15, 2020

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422ERY7 / US24422ERY76

Date of Issue:	October 12, 2012

Maturity Date:	January 15, 2020

Principal Amount:	$500,000,000

Price to Public:	99.661%

Interest Payment Dates:	Semi-annually on each January 15 and July 15, commencing on January 15, 2013

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	1.700% PER ANNUM

Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$150,000,000.00
Citigroup Global Markets Inc.	150,000,000.00
Goldman, Sachs & Co.	150,000,000.00
Mitsubishi UFJ Securities (USA), Inc.	16,667,000.00
RBC Capital Markets, LLC	16,667,000.00
The Williams Capital Group, L.P.	16,666,000.00
Total	$500,000,000.00

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.241% plus accrued interest from October 12, 2012 if settlement occurs after that date.